Exhibit 16.1

November 26, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:       Liberty Capital Asset Management, Inc.
Commission File No. 333-144973

Gentlemen:

This letter is to be filed in connection with the Periodic Report filed on Form 8-K by Liberty Capital Asset Management, Inc. formerly Corporate Outfitters, Inc. (“the Company”), which we have reviewed, to be filed with the Securities and Exchange Commission.

We were previously the principal accountants for the Company through November 26, 2008 when our appointment was terminated.  We have read the Company’s statements included under Item 4 of its Form 8-K dated November 26, 2008 and agree with such statements.

At this time, there are no accounting disagreements on the financial statements prepared by this firm and filed with the Securities and Exchange Commission.

If you have any questions regarding this communication, please contact Kyle L. Tingle at (702) 450-2200.

Sincerely,

/s/  Kyle L. Tingle
Kyle L. Tingle, CPA, LLC